Registration No. 333-91334
Rule 424 (b)(3)

SUPPLEMENT TO PROSPECTUS SUPPLEMENT DATED MARCH 5, 2003

Home Equity Loan-Backed Notes, Series 2003-1

Irwin Home Equity Loan Trust 2003-1

Issuer

Bear Stearns Asset Backed Securities, Inc.

Depositor

Irwin Union Bank and Trust Company

Master Servicer

          On March 11, 2003, the Home Equity Loan-Backed Notes, Series 2003-1 (the "Notes") were issued in an approximate original aggregate principal amount of $300,425,000. The Notes were issued pursuant to an Indenture dated as of February 28, 2003, between Irwin Home Equity Loan Trust 2003-1, as issuer, and Wells Fargo Bank Minnesota, National Association, as Indenture Trustee. This Supplement to the above-referenced Prospectus Supplement (the "Prospectus Supplement") supplements and updates certain of the information set forth in the Prospectus Supplement. Capitalized terms not defined herein have the meanings ascribed to them in the Prospectus Supplement.

Bear, Stearns & Co. Inc.

The date of this Supplement is February 13, 2004.

          The information contained in the tables entitled "Mortgage Interest Rates of Group I Mortgage Loans", "Combined Loan-to-Value Ratios of Group I Mortgage Loans" and "Principal Balances of Group I Mortgage Loans" under the heading "Description Of The Mortgage Loans" on pages S-26 and S-28 of the Prospectus Supplement is hereby updated to indicate, as of January 31, 2004, the Mortgage Interest Rates, Combined Loan-to-Value Ratios and Principal Balances of the Group I Mortgage Loans:

Mortgage Interest Rates of Group I Mortgage Loans

                                                              Unpaid          Percentage of Principal
                                      Number of           Principal Balance      Balance of Group I
                                  Group I Mortgage            of Group I              Mortgage
Mortgage Interest Rates (%)             Loans               Mortgage Loans             Loans
--------------------------------------------------------------------------------------------------------
      3.001    to       4.000             6              $     758,279.63                1.30%
      4.001    to       5.000            67                  4,230,899.22                7.28
      5.001    to       6.000            120                 7,743,764.85               13.32
      6.001    to       7.000            156                 8,050,475.19               13.84
      7.001    to       8.000            177                10,024,638.98               17.24
      8.001    to       9.000            253                13,993,257.79               24.06
      9.001    to      10.000            168                 8,890,027.00               15.29
     10.001    to      11.000            68                  3,006,972.39                5.17
     11.001    to      12.000            25                    828,589.79                1.42
     12.001    to      13.000            14                    579,142.28                1.00
     13.001    to      14.000             2                     46,671.00                0.08
--------------------------------------------------------------------------------------------------------
     Total                               1,056             $58,152,718.12              100.00%
--------------------------------------------------------------------------------------------------------

Combined Loan-to-Value Ratios of Group I Mortgage Loans

                                                              Unpaid
                                     Number of            Principal Balance    Percentage of Principal
                                   Group I Mortgage          of Group I          Balance of Group I
 Combined Loan-to-Value Ratios (%)      Loans              Mortgage Loans         Mortgage Loans
---------------------------------------------------------------------------------------------------------
    0.001    to      40.000               4                 $    265,156.32               0.46%
   40.001    to      50.000               5                      301,646.74               0.52
   50.001    to      60.000               7                      278,510.97               0.48
   60.001    to      70.000               15                     790,286.99               1.36
   70.001    to      80.000               47                   3,528,640.53               6.07
   80.001    to      90.000              149                   9,573,154.12              16.46
   90.001    to     100.000              829                  43,415,322.45              74.66
---------------------------------------------------------------------------------------------------------
   Total                                1,056                $58,152,718.12             100.00%
---------------------------------------------------------------------------------------------------------

Principal Balances of Group I Mortgage Loans

                                                           Unpaid
                                     Number of         Principal Balance         Percentage of Principal
                                  Group I Mortgage        of Group I               Balance of Group I
   Principal Balances                   Loans            Mortgage Loans            Mortgage Loans
   ----------------------------------------------------------------------------------------------------------
          $0.00  to        $0.00         6             $           0.00                     0.00%
          $0.01  to   $25,000.00        173                3,630,576.88                     6.24
     $25,000.01  to   $50,000.00        506               18,871,698.21                    32.45
     $50,000.01  to   $75,000.00        182               11,398,106.36                    19.60
     $75,000.01  to  $100,000.00         96                8,558,042.32                    14.72
    $100,000.01  to  $125,000.00         28                3,243,934.93                     5.58
    $125,000.01  to  $150,000.00         20                2,739,155.95                     4.71
    $150,000.01  to  $175,000.00         15                2,362,362.69                     4.06
    $175,000.01  to  $200,000.00         9                 1,693,201.97                     2.91
    $200,000.01  to  $225,000.00         8                 1,693,555.68                     2.91
    $225,000.01  to  $250,000.00         2                   467,331.40                     0.80
    $250,000.01  to  $275,000.00         1                   264,000.00                     0.45
    $275,000.01  to  $300,000.00         5                 1,478,853.94                     2.54
    $300,000.01  to  $400,000.00         5                 1,751,897.79                     3.01
   ---------------------------------------------------------------------------------------------------------
        Total                        1,056               $58,152,718.12                   100.00%
   ---------------------------------------------------------------------------------------------------------

          The information contained in the tables entitled "Mortgage Interest Rates of Group IIA Mortgage Loans", "Combined Loan-to-Value Ratios of Group IIA Mortgage Loans" and "Principal Balances of Group IIA Mortgage Loans" under the heading "Description Of The Mortgage Loans" on pages S-35, S-36 and S-37 of the Prospectus Supplement is hereby updated to indicate, as of January 31, 2004, the Mortgage Interest Rates, Combined Loan-to-Value Ratios and Principal Balances of the Group IIA Mortgage Loans:

Mortgage Interest Rates of Group IIA Mortgage Loans

                                                             Unpaid
                                  Number of             Principal Balance    Percentage of Principal
                                Group IIA Mortgage          of Group IIA        Balance of Group IIA
    Mortgage Interest Rates (%)     Loans                 Mortgage Loans        Mortgage Loans
------------------------------------------------------------------------------------------------------
     5.001  to    6.000              3                 $    164,711.13                0.16%
     6.001  to    7.000              3                      433,904.99                0.41
     7.001  to    8.000             16                    1,130,760.41                1.07
     8.001  to    9.000             107                   6,197,826.88                5.84
     9.001  to   10.000             207                  11,300,842.65               10.65
    10.001  to   11.000             345                  16,164,584.23               15.24
    11.001  to   12.000             522                  21,780,222.18               20.54
    12.001  to   13.000             496                  20,589,160.52               19.41
    13.001  to   14.000             373                  14,747,106.96               13.90
    14.001  to   15.000             173                   6,680,640.53                6.30
    15.001  to   16.000             58                    2,365,810.89                2.23
    16.001  to   17.000             90                    3,481,427.92                3.28
    17.001  to   18.000             24                      918,405.48                0.87
    18.001  to   19.000              2                       69,490.86                0.07
    19.001  to   20.000              1                       38,650.00                0.04
-----------------------------------------------------------------------------------------------------
    Total                          2,420               $106,063,545.63              100.00%
-----------------------------------------------------------------------------------------------------

Combined Loan-to-Value Ratios of Group IIA Mortgage Loans

                                                            Unpaid
                                   Number of            Principal Balance        Percentage of Principal
                                 Group IIA Mortgage      of Group IIA             Balance of Group IIA
Combined Loan-to-Value Ratio (%)    Loans                Mortgage Loans               Mortgage Loans
---------------------------------------------------------------------------------------------------------
  100.001 to  105.000               101                $4,270,406.65                     4.03%
  105.001 to  110.000               181                 6,854,440.47                     6.46
  110.001 to  115.000               341                14,312,619.10                    13.49
  115.001 to  120.000               452                20,315,355.54                    19.15
  120.001 to  125.000             1,345                60,310,724.87                    56.86
------------------------------------------------------------------------------------------------------
   Total                          2,420             $106,063,545.63                    100.00%
------------------------------------------------------------------------------------------------------

Principal Balances of Group IIA Mortgage Loans

                                                                   Unpaid
                                         Number of            Principal Balance      Percentage of Principal
                                      Group IIA Mortgage         of Group IIA         Balance of Group IIA
  Principal Balances                      Loans                 Mortgage Loans          Mortgage Loans
 ---------------------------------------------------------------------------------------------------------------
     $-25.01  to        $-0.01          1                 $        -20.59                  0.00%
       $0.00  to         $0.00          3                            0.00                  0.00
       $0.01  to    $25,000.00         378                   8,080,985.30                  7.62
  $25,000.01  to    $50,000.00        1,385                 51,870,212.46                 48.90
  $50,000.01  to    $75,000.00         487                  29,508,905.77                 27.82
  $75,000.01  to   $100,000.00         118                  10,341,221.71                  9.75
 $100,000.01  to   $125,000.00         35                    4,080,892.71                  3.85
 $125,000.01  to   $150,000.00          7                      980,269.50                  0.92
 $150,000.01  to   $175,000.00          3                      478,495.66                  0.45
 $175,000.01  to   $200,000.00          1                      178,186.87                  0.17
 $200,000.01  to   $225,000.00          1                      209,721.25                  0.20
 $300,000.01  to   $400,000.00          1                      334,674.99                  0.32
 ----------------------------------------------------------------------------------------------------------
      Total                           2,420               $106,063,545.63                100.00%
 ----------------------------------------------------------------------------------------------------------

          The information contained in the tables entitled "Mortgage Interest Rates of Group IIB Mortgage Loans", "Combined Loan-to-Value Ratios of Group IIB Mortgage Loans" and "Principal Balances of Group IIB Mortgage Loans" under the heading "Description Of The Mortgage Loans" on pages S-44 and S-45 of the Prospectus Supplement is hereby updated to indicate, as of January 31, 2004, the Mortgage Interest Rates, Combined Loan-to-Value Ratios and Principal Balances of the Group IIB Mortgage Loans:

Mortgage Interest Rates of Group IIB Mortgage Loans

                                                               Unpaid
                                     Number of              Principal Balance    Percentage of Principal
                                   Group IIB Mortgage          of Group IIB       Balance of Group IIB
  Mortgage Interest Rates (%)           Loans                Mortgage Loans        Mortgage Loans
 --------------------------------------------------------------------------------------------------------
       5.001  to    6.000                22               $   1,269,397.92               1.95%
       6.001  to    7.000                39                   2,031,189.10               3.12
       7.001  to    8.000                58                   2,707,596.14               4.16
       8.001  to    9.000                89                   4,654,473.89               7.15
       9.001  to   10.000               187                   9,776,402.38              15.02
      10.001  to   11.000               277                  15,056,549.90              23.12
      11.001  to   12.000               242                  11,908,738.95              18.29
      12.001  to   13.000               182                   8,314,337.01              12.77
      13.001  to   14.000               107                   5,149,670.85               7.91
      14.001  to   15.000                59                   2,570,015.43               3.95
      15.001  to   16.000                34                   1,324,225.35               2.03
      16.001  to   17.000                 7                     235,585.17               0.36
      17.001  to   18.000                 3                     111,340.16               0.17
 --------------------------------------------------------------------------------------------------------
      Total                           1,306                 $65,109,522.25             100.00%
 --------------------------------------------------------------------------------------------------------

Combined Loan-to-Value Ratios of Group IIB Mortgage Loans

                                                                       Unpaid
                                         Number of           Principal Balance         Percentage of Principal
                                      Group IIB Mortgage        of Group IIB            Balance of Group IIB
    Combined Loan-to-Value Ratio (%)      Loans               Mortgage Loans              Mortgage Loans
   ---------------------------------------------------------------------------------------------------------------
         0.001    to    40.000             2                $     62,854.89                   0.10
        40.001    to    50.000             3                     154,693.71                   0.24
        50.001    to    60.000             2                      97,114.89                   0.15
        60.001    to    70.000             7                     356,540.72                   0.55
        70.001    to    80.000            26                   1,512,355.52                   2.32
        80.001    to    90.000            77                   3,583,924.30                   5.50
        90.001    to   100.000           326                  14,896,646.51                  22.88
       100.001    to   105.000            27                   1,281,101.71                   1.97
       105.001    to   110.000            63                   3,139,530.76                   4.82
       110.001    to   115.000           120                   5,846,115.53                   8.98
       115.001    to   120.000           168                   8,946,381.84                  13.74
       120.001    to   125.000           485                  25,232,261.87                  38.75
   ----------------------------------------------------------------------------------------------------------
        Total                          1,306                 $65,109,522.25                 100.00%
   ----------------------------------------------------------------------------------------------------------

Principal Balances of Group IIB Mortgage Loans

                                                                Unpaid
                                        Number of          Principal Balance    Percentage of Principal
                                     Group IIB Mortgage      of Group IIB       Balance of Group IIB
      Principal Balances                  Loans             Mortgage Loans         Mortgage Loans
   -----------------------------------------------------------------------------------------------------------
           $0.01    to    $25,000.00       136              $  2,942,321.99               4.52
      $25,000.01    to    $50,000.00       692                26,558,447.89              40.79
      $50,000.01    to    $75,000.00       314                19,309,679.32              29.66
      $75,000.01    to   $100,000.00       118                10,481,672.43              16.10
     $100,000.01    to   $125,000.00        33                 3,708,138.67               5.70
     $125,000.01    to   $150,000.00         6                   799,538.74               1.23
     $150,000.01    to   $175,000.00         3                   482,075.25               0.74
     $175,000.01    to   $200,000.00         2                   370,799.57               0.57
     $200,000.01    to   $225,000.00         1                   208,054.52               0.32
     $225,000.01    to   $250,000.00         1                   248,793.87               0.38
   -------------------------------------------------------------------------------------------------------
        Total                            1,306                $65,109,522.25            100.00%
   -------------------------------------------------------------------------------------------------------

          The last three sentences of the first paragraph, and the second and third paragraphs set forth under the heading "THE ORIGINATOR AND THE SUBSERVICER—The Subservicer" on page S-51 of the Prospectus Supplement are hereby updated, in theirs entirety, as follows:

        Irwin Home Equity Corporation ("IHE" or the "Subservicer") is an Indiana corporation with a single facility in San Ramon, California. IHE will initially be the sole subservicer of the Mortgage Loans. The Subservicer will service the Mortgage Loans pursuant to a subservicing agreement between IHE and IUB. Notwithstanding such subservicing arrangement, IUB will remain responsible to the Trust and the holders of the Notes for the servicing of the Mortgage Loans. IHE is a substantially wholly-owned subsidiary of IUB, which is a direct wholly-owned subsidiary of Irwin Financial Corporation ("IFC"), a specialized financial services company headquartered in Columbus, Indiana. IHE assists IUB in identifying mortgage loans that are appropriate for origination or acquisition by IUB in selected markets nationwide using a combination of direct mail, broker channels, internet site, correspondent lenders, telemarketing and portfolio acquisition. IHE services these loans on behalf of IUB. As of December 31, 2003, IHE’s and IUB’s home equity line of business had over $1.07 billion in assets, had originated in aggregate over $5.9 billion in mortgage loans, and IHE was a Freddie Mac approved seller-servicer. The home equity program underwrites first, second and more junior lien mortgage loans secured by one- to four-family residences located primarily in selected metropolitan markets in the United States.

          The Subservicer engages in mortgage loan servicing, including servicing of previously securitized loans, which involves, among other things, the processing and administration of mortgage loan payments in return for a servicing fee. At December 31, 2003, the Subservicer serviced 57,357 mortgage loans with an outstanding principal balance of approximately $2.6 billion.

          As of December 31, 2003, IHE and IUB together had approximately 639 employees involved in the home equity program. The Subservicer’s offices are located at 12677 Alcosta Boulevard, Suite 500, San Ramon, California, 94583 and its telephone number is (925) 277-2001.

          The table set forth after the fourth paragraph under the heading "THE ORIGINATOR AND THE SUBSERVICER—The Subservicer" on page S-51 of the Prospectus Supplement is hereby updated, in its entirety, as follows:

The Subservicer’s Servicing Portfolio
(Dollars in Thousands)

                        Year Ended         Year Ended         Year Ended          Year Ended         Year Ended
                     December 31, 1999  December 31, 2000  December 31, 2001  December 31, 2002   December 31, 2003
                     -----------------  -----------------  -----------------  -----------------   -----------------
Loans acquired
and originated:         $439,507        $ 1,225,955          $1,149,409         $ 1,067,227       $1,133,316

Loan Volume:
  Lines of Credit:     $  93,185        $   629,906           $ 317,579           $ 443,323       $  324,094
  Loans:                $346,322        $   596,049           $ 831,830           $ 623,903       $  809,222
Total Servicing
Portfolio:              $842,403        $ 1,825,527          $2,317,975         $ 2,502,685       $2,568,356

Loans Securitized:      $430,700        $   774,600          $1,045,707           $ 470,825       $  305,000

Securitized loan
balance                 $553,866        $ 1,285,500          $1,721,048         $ 1,518,582       $1,098,594
(cumulative):

____________

Note:	A significant portion of the increase in the Subservicer’s servicing portfolio during 2000 resulted from the acquisition of a seasoned pool of previously securitized loans now serviced by the Subservicer. Those loans were not originated by IUB.

          The two tables set forth after the first paragraph under the heading "THE ORIGINATOR AND THE SUBSERVICER—Delinquency and Loss Experience of the Subservicer’s Servicing Portfolio" on pages S-51 and S-52 of the Prospectus Supplement are hereby updated, in their entirety, as follows:

Delinquency Experience
(Dollars in Thousands)

                                                     Year Ended
                                                    December 31,
-----------------------------------------------------------------------------------------------------------------------
                          1999                2000                2001                2002                2003
                    ----------------   ----------------    -----------------   ------------------  ------------------
                    Number             Number               Number               Number             Number
                      of     Dollar     of       Dollar      of      Dollar      of        Dollar     of       Dollar
Accounts Managed    Loans    Amount    Loans     Amount    Loans     Amount      Loans     Amount    Loans     Amount
------------------- -------- ------- --------- --------- --------- ---------   --------- --------- --------- ---------

Principal Balance
of Mortgage Loans..  22,524  $842,403  57,544   $1,825,527  65,596  $2,317,975  64,242   $2,502,685  57,357 $2,568,356

30-59 Days Past
Due (1)............     262  $  7,327   1,454   $   38,857   1,647  $   45,218   1,446   $   45,933   1,512 $   49,303

60-89 Days Past
Due (1)............      70  $  2,053     547   $   13,033     708  $   18,257     659   $   20,504     611 $   20,702

90+ Days Past
Due (1)............      67  $  2,445     929   $   27,378   2,087  $   47,909   1,652   $   42,527     757 $   27,255

Foreclosures.......     139  $  4,618      86   $    4,178     223  $   10,800     377   $   19,861     492 $   24,385

REO Properties (2).      10  $    300      20   $    1,204      38  $    2,443      53   $    3,107      49 $    2,662

_______________________

Note:	A significant portion of the increase in the Subservicer’s servicing portfolio during 2000 resulted from the acquisition of a seasoned pool of previously securitized loans now serviced by the Subservicer. Those loans were not originated by IUB.
(1)	Contractually past due excluding mortgage loans in the process of foreclosure.
(2)	"Real estate owned" properties - properties relating to mortgages foreclosed or for which deeds in lieu of foreclosure have been accepted, and held by the Master Servicer pending disposition.

Loss Experience
(Dollars in Thousands)

                                                      Year Ended
                                                     December 31,
------------------------------------------------------------------------------------------------------------------------
                                      1999            2000             2001            2002              2003
                                      ----            ----             ----            ----              ----
Aggregate Principal Balance
Outstanding................        $842,403        $1,825,527        $2,317,975       $2,502,685        $2,568,356

Net Charge-offs (1)........        $  3,186        $   10,375        $   36,694       $   63,692        $   85,785

Total Loans in Foreclosure.        $  4,618        $    4,178        $   10,800       $   19,861        $   24,385
------------------------------- ----------------- ----------------- ---------------- ----------------- ----------------
Net Charge-offs as a
Percentage of Aggregate
Principal Balance Outstanding
at period-end..............          0.38%             0.57%             1.58%            2.54%             3.34%

_______________

Note:	A significant portion of the increase in the Subservicer’s servicing portfolio during 2000 resulted from the acquisition of a seasoned pool of previously securitized loans now serviced by the Subservicer. Those loans were not originated by IUB.

(1)	Net Charge-offs refers to writedowns on properties prior to liquidation and the actual liquidated loss incurred on a mortgaged property when sold net of recoveries.